EXHIBIT 99.1

Date May 18, 2010

Press Release — For Immediate Release

SOURCE: Uni-Pixel, Inc.

Uni-Pixel Announces UniBoss™ Embossing Technology

Company’s New Process Enables High Speed, Low-Cost Production

of Printed Electronic Devices

The Woodlands, Texas (May 18, 2010) — Uni-Pixel, Inc. (OTCBB: UNXL), a development and production stage company delivering its Clearly Superior™ performance Engineered Films to the lighting & display, solar and flexible electronics market segments, today unveiled UniBoss™, a unique embossing technology that enables high-speed, low-cost production of printed electronic devices. In addition, the technology eliminates the need for photolithography or screen printing typically required to produce fine line conductors for rigid and flexible electronic devices.

Potential applications for UniBoss include the production of transparent electrically conductive grids or patterns that can be used for capacitive and resistive touch and multi-touch displays. In addition, the process can be used to fabricate both flexible and rigid printed circuit boards, RFID antennas, as well as transparent electromagnetic Interference (EMI) and radio frequency interface shielding films.

UniPixel plans to initially target UniBoss for the touch panel market, which DisplaySearch forecasts to grow from $3.6 Billion in 2008 to $9 Billion in 2015, with capacitive touch seeing a 27% CAGR over the same period and reaching $4.2 Billion.

“UniBoss is a cost-effective, viable replacement option for ITO-based touch screens,” noted Robert Petcavich Ph.D., UniPixel’s Chief Technology Officer and Senior Vice President. “There have been many attempts to replace ITO with limited success, but UniBoss offers the first truly viable, robust, low-cost alternative to ITO in display transparent touch screen applications.”

Petcavich added, “UniPixel believes that by using its fine-line UniBoss electrodes in touch screen applications, we can increase the touch response speed and accuracy, as well as reduce the power requirements of current ITO-based systems.”

UniPixel is currently scaling up the process for full scale production and plans to have pilot production quantities of UniBoss available by Q3’10. The company will showcase the benefits of its UniBoss technology during SID Display Week 2010, to be held May 24-28 in Seattle, Wash. in a private technology suite off the show floor.

UniPixel Presentations at SID Display Week 2010

In addition to its private meeting room, UniPixel executives will be speaking during the following sessions during SID Display Week:

“ITO-Less Touch Screen Electrodes”

Robert Petcavich Ph.D, UniPixel’s Chief Technology Officer and Senior Vice President

Future of Touch & Interactivity Session, SID Market Focus Conference Series

Thursday, May 27 at 3:25 p.m.

Washington State Convention Center

“Theory, Design and Production of Fingerprint-Resistant Films for Touch-Enabled Displays”

Robert Petcavich Ph.D, UniPixel’s Chief Technology Officer and Senior Vice President

Poster Session P182- Touch Technology

Thursday, May 27 from 4:00 — 8:00 p.m.

Exhibit Hall 4A within the Washington State Convention Center

“Ink-Jet Printing for Selective Conductor Patterning for Displays and Flexible Printed Circuits”

Ram Ramakrishnan, Ph.D., UniPixel’s Director of Materials

Poster Session 70.3 - Flexible Display Manufacturing II

Friday, May 28 from 9:40 — 10:00 a.m.

Room 608-610 within the Washington State Convention Center

Companies interested in scheduling a meeting with UniPixel during SID Display Week should contact Robert Petcavich, Ph.D. at 281-825-4500 or via e-mail at rpetcavich@unipixel.com

Media and investors interested in seeing UniBoss and demonstrations of Uni-Pixel’s latest technology developments of its Clearly Superior™ Performance Engineered Films for other applications such as lighting and display, solar and flexible electronics market segments, should contact:

MEDIA:	INVESTORS:
Uni-Pixel, Inc. Public Relations:	Uni-Pixel, Inc. Investor Relations:
Stacey Voorhees-Harmon	Laura Guerrant-Oiye
SAVVY Public Relations	Guerrant Associates
Phone: 925-336-9592	Phone: 808-882-1467
E-mail: stacey@savvypublicrelations.net	E-mail: lguerrant@guerrantir.com

About Uni-Pixel, Inc.

UniPixel is a production stage company delivering its Clearly Superior™ Performance Engineered Films to the Lighting & Display, Solar and Flexible Electronics market segments. UniPixel’s high volume roll to roll or continuous flow manufacturing process offers high fidelity replication of advanced micro-optic structures and surface characteristics over large area, combined with a thin film conductive element. The Company will sell its films as sub components for use in LCD, FSC — LCD and its own TMOS developed display technology as a back light film and active film sub-component.   The Company is currently shipping its’ Clearly Superior ™ Finger Print Resistant protective cover films for multiple touch enabled devices. The company sells its films under the Clearly Superior™ brand as well as private label and OEM. The Company’s corporate headquarters are located in The Woodlands, TX. For further information please see http://www.unipixel.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10 for the year ended December 31, 2009. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company’s Annual Report on Form 10 for the year ended December 31, 2009, as well as other public filings with the SEC since such date.

UniBoss is a registered trademark of UniPixel.